EXHIBIT 10.19

OPTIONS MEDIA GROUP HOLDINGS, INC. 123 NW 13th Street, Suite 300123 Boca Raton, FL 33432 Facsimile: (561) 892-2618	PHONEGUARD, INC. NW 13th Street, Suite 300 Boca Raton, FL 33432 Facsimile: (561) 892-2618

April 6, 2011

Mr. Anthony Sasso
6574 N. State Road 7
Suite 278
Coconut Creek, FL 33073

Re:   Series C Preferred Stock

Dear Anthony:

This letter (this “Amendment”) sets forth our understanding regarding the amendments to that certain employment agreement dated April 16, 2010 by and between you and PhoneGuard, Inc., a Florida corporation (“Phoneguard”), as amended by that certain letter agreement dated August 11, 2010 by and among you, Options Media Group Holdings, Inc., a Nevada corporation (“OPMG”), and PhoneGuard (collectively, the “Employment Agreement”).  The parties intend to amend the vesting schedule for the Series C Preferred Stock of OPMG, as set forth in the Employment Agreement, to include all software licenses (not just anti-virus software) sold by or on behalf of PhoneGuard.

For $10.00 and other valuable consideration, the sufficiency of which you hereby acknowledge, you hereby agree to the following:

1. The Employment Agreement is hereby amended as follows. Section 4(b) of the Employment Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

(b) Performance Bonus.  The 675 shares of Series C Preferred Stock of the Parent delivered to the Employee shall be restricted and shall be subject to the following vesting schedule:

(i) 39 shares of Series C Preferred Stock of Parent for each 100,000 software licenses that are sold by the Company or its reseller(s), not to exceed an aggregate of 1,000,000 software licenses.

(ii)  193 shares of Series C Preferred Stock of Parent upon the aggregate sales of 1,000,000 software licenses by the Company or its reseller(s).

(iii)  77 shares of Series C Preferred Stock of Parent for each 100,000 software licenses that are sold by the Company or its reseller(s) over 1,000,000 software licenses.

To the extent that any and/or a partial amount of remaining shares pursuant to this Section 4(b) are not fully vested within five (5) years following the date of this Agreement or the earlier termination of employment of Employee, such unvested shares shall be cancelled.

Any shares of common stock of Parent received through a conversion of the Series C Preferred Stock of Parent shall be subject to the vesting schedule of this Section 4(b); provided, however, the number of shares shall be appropriately adjusted to reflect the applicable conversion formula.

By signing below, you hereby agree in writing to be bound by the terms of this Agreement.

	Yours very truly,		Yours very truly,

	Options Media Group Holdings, Inc.		PhoneGuard, Inc.

By:	/s/ Scott Frohman	By:	/s/ Scott Frohman
	Scott Frohman, CEO		Scott Frohman, CEO

AGREED AND ACCEPTED:

By:	/s/ Anthony Sasso
Anthony Sasso

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